Exhibit 4.7
Euro Tech Holdings Company Limited
Form 6-K
For January 31, 2002



                      EQUITY INTEREST TRANSFER AGREEMENT



                                    between



                             TAMWORTH INDUSTRIAL LTD.




                                       and



                            EURO TECH (FAR EAST) LIMITED










                                  Fangda Partners
                                   19F HSBC Tower
                              101 Yin Cheng East Road
                                   Shanghai China


          Exhibit 4.7 - Pg. 1


                  EQUITY INTEREST TRANSFER AGREEMENT


	THIS EQUITY INTEREST TRANSFER AGREEMENT (this "Agreement"), dated September 13, 2001, is entered into by and between TAMWORTH INDUSTRIAL LTD., (a company established and registered in British Virgin Island, hereinafter referred to as the "Seller") and EURO TECH (FAR EAST) LIMITED (a limited liability company established in the Hong Kong Special Administrative Region of the People's Republic of China, hereinafter referred to as the "Buyer").

        In this Agreement, each of the Buyer and the Seller is individually referred to as "a Party" and both are collectively referred to as "the Parties".

	WHEREAS, Yixing PACT Environmental Technology Co., Ltd. (a limited liability company organized pursuant to the laws of the People's Republic of China ("PRC") with its legal address at Yixing Huankeyuan, Jiangsu Province, PRC, hereinafter referred to as the "PACT"), is a wholly foreign owned enterprise invested and established by the Seller, with the registered capital of US$106,000; and mainly engaged in producing and selling environment protection equipment; undertaking environment protection project and providing relevant technology advice, training and services.

        WHEREAS, the Seller duly holds 100% equity interest in the PACT.

        WHEREAS, the Seller agrees to sell to the Buyer, and the Buyer agrees to purchase from the Seller, 30% of the aforesaid Equity
Interest hold by the Seller ("Equity Interest Transferred").

        NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the Parties agree as follows:

                  ARTICLE 1      SALE AND PURCHASE
                                 -----------------

        SECTION 1.1 SALE AND PURCHASE OF THE EQUITY INTEREST. On the terms and subject to the conditions hereof, the Seller agrees to sell and transfer to the Buyer, and the Buyer agrees to purchase and acquire from the Seller, all rights and interests of the Equity Interest, free and clear of all liens, pledges, claims, and other encumbrances.

        SECTION 1.2 SALE AND PURCHASE PRICE. The aggregate purchase price payable by the Buyer for the Equity Interest shall be US$154,403 (the "Purchase Price"). The Buyer shall make payment of the entire Purchase Price in US Dollars by check to the account then designated by the Seller on the closing date provided in Section 6.1 of this Agreement.


          Exhibit 4.7 - Pg. 2


          ARTICLE 2     REPRESENTATIONS AND WARRANTIES OF SELLER
                        ----------------------------------------

        The Seller represents and warrants to the Buyer as set forth below:

        SECTION 2.1 LEGAL STATUS AND CAPACITY OF THE SELLER. The Seller is a limited liability company with independent corporate personality, duly registered and validly existing under the laws of British Virgin Island. The Seller has full and complete legal status and legal capacity to enter into, deliver and perform this Agreement and can be sued as an independent party. As far as the Seller knows, the Seller is not involved in any debts beyond assets, bankruptcy, termination, or any other significant law suit, arbitration, or other events, status which may result in grave unfavorable influence on the consummation of the transaction contemplated hereby and the performance of its obligations under this Agreement.

        SECTION 2.2 AUTHORIZATION AND APPROVAL. The Seller has full corporate power and authorization to execute and deliver this Agreement and all other documents executed or to be executed by the Seller in connection with the transaction contemplated hereby and to consummate the transaction contemplated hereby. The execution and delivery by the Seller of this Agreement and each other document contemplated hereby, the performance of the Seller of its obligations under this Agreement and such documents hereto, and the consummation by it of the transaction contemplated hereby have been duly authorized and approved. This Agreement has been duly and validly executed and delivered by the Seller. This Agreement constitutes and all the relevant documents to be executed by the Seller in connection with the transaction contemplated hereby when so executed and delivered will constitute a valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

        SECTION 2.3 OWNERSHIP OF THE EQUITY INTEREST. The Equity Interest is owned of record and beneficially by the Seller, free and clear of all liens, pledges, claims and encumbrances. On the closing date, the Buyer will acquire good title to the Equity Interest, free and clear of all liens, pledges, claims and encumbrances.

        ARTICLE 3       REPRESENTATIONS AND WARRANTIES OF BUYER
                        ---------------------------------------

        The Buyer hereby represents and warrants to the Seller as set forth below:

        SECTION 3.1 LEGAL STATUS AND CAPACITY OF THE BUYER. The Buyer is an enterprise with independent legal status and duly registered and validly existing under the laws of Hongkong, China. The Buyer has full and complete legal power and capacity to enter into, deliver and perform this Agreement and can be sued as an independent party.
As far as the Buyer knows, the Buyer is not involved in any debts beyond assets, bankruptcy, termination, or any other significant law suit, arbitration, or other events, status which may result in grave unfavorable influence on the consummation of the transaction contemplated hereby and the performance of its obligations under this Agreement (including but not limited to the payment of the purchasing price).


          Exhibit 4.7 - Pg. 3


        SECTION 3.2 AUTHORIZATION AND APPROVAL. The Buyer has full corporate power and authorization to execute and deliver this Agreement and all other documents executed or to be executed by the Buyer in connection with the transaction contemplated hereby and to consummate the transaction contemplated hereby. The execution and delivery by the Buyer of this Agreement and each other document contemplated hereby, the performance of the Buyer of its obligations under this Agreement and such documents hereto, and the consummation by it of the transaction contemplated hereby have been or will be duly authorized and approved. This Agreement has been duly and validly executed and delivered by the Buyer. This Agreement constitutes, and all the relevant documents to be executed by the Buyer in connection with the transaction contemplated hereby when so executed and delivered will constitute, a valid and binding obligation of the Buyer, enforceable against it in accordance with its terms.

                 ARTICLE 4      EFFECTIVENESS
                                -------------

        SECTION 4.1 CONDITIONS PRECEDENT TO THE EFFECTIVENESS OF THIS AGREEMENT. The Parties agree that this Agreement will take effect on the date when all conditions listed below have been satisfied and consummated (the "Effective Date"):

        (a) This Agreement has been executed by duly authorized representatives of the Parties and delivered to each other:

        (h) The Board of Directors of the PACT has adopted resolutions according to its Articles of Association duly approving this Agreement and the transaction contemplated hereby, and has provided such executed resolutions to both Parties;

        (i) The agency of power of the Parties has duly conferred corporate authorization on the approval of this Agreement and the transaction contemplated hereby in the manner stipulated in the Articles of Association and relevant organization documents, and has provided such executed documents of authorization to the other party;

        (j) The original examination and approval authority of the PACT has issued its complete and unconditional approval of this Agreement and the transaction contemplated hereby, and both Parties have received such approval duly signed and issued;

        (k) All the permits, agreements, approval and authorization of other governmental bodies necessary or useful for the performance of the transaction contemplated hereby have been obtained, or the Parties waive them in written though haven't obtained hereto, or it's believed according to rational reason they are to be obtained;


          Exhibit 4.7 - Pg. 4


        (l) No change of the PRC laws or any other event relating to the PACT or the transaction contemplated hereby, which may result in significant unfavorable influence on the party's interests under this Agreement as well as its ability to perform the obligations of this Agreement, will occur after the day of signature till the effective day;

        (m) When signing this Agreement, the Parties have reached an agreement and entered into a written contract on the assignment which is 30% of the equity interest of the PACT ASIA PACIFIC LIMITED("PACT ASIA"), which was invested by the Seller and registered in British Virgin Island. The total value of that assignment is US$133,597;

        (n) Prior to the Effective date, the tangible net assets of the PACT shall not be less than RMB 912,622 yuan; and

        (o) The two checks have been received from the Buyer in favor of the Seller for the amount of US$ 154,403 for transferring shares of PACT and US$ 133,597 for transferring shares of PACT ASIA. The checks will be kept by Fangda Partners until presentation of the new original certificates of registration of PACT and PACT ASIA showing that the shares of PACT and PACT ASIA have been transferred.

                    ARTICLE 5        CLOSING CONDITIONS
                                     ------------------

        SECTION 5.1 CONDITIONS TO THE OBLIGATIONS OF THE BUYER UNDER THIS AGREEMENT. The obligations of the Buyer under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:

        (a) Each and all of the actions, resolutions, decisions, consents, approvals, authorizations and permits set forth in Section 4.1 above remain in their full and complete validity after the Effective Date till and at the Closing; and

        (b) Each of the obligations of the Seller required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of the Seller contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, and the Buyer has obtained a certificate signed by the chairman of the board of the Seller to prove that the conditions stipulated hereto has been satisfied.

        SECTION 5.2 CONDITIIONS TO THE OBLIGATIONS OF THE SELLER UNDER THIS AGREEMENT. The obligations of the Seller under this Agreement shall be subject to the satisfaction, at or prior to the Closing, of the following conditions:


          Exhibit 4.7 - Pg. 5


        (a) Each and all of the actions, resolutions, decisions, consents, approvals, authorizations and permits set forth in Section 4.1 above remain in their full and complete validity after the Effective Date till and at the Closing; and

        (b) Each of the obligations of the Buyer required to be performed by it at or prior to the Closing pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and the representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing as though made at and as of the Closing, and the Seller has obtained a certificate signed by the chairman of the board of the Buyer to prove that the conditions stipulated hereto has been satisfied.

                        ARTICLE 6       CLOSING
                                        -------

        SECTION 6.1 CLOSING. The closing of the transaction contemplated hereby (the "Closing") shall be conducted on the early date (no later than the tenth working day) after the satisfaction of the Closing conditions stipulated hereto and at the place agreed by the Parties, provided that the conditions set forth in Article 5 have been satisfied or waived. The transaction contemplated hereby will be deemed duly consummated once the Buyer produces the check in US
Dollars for the entire Purchasing Price and the Seller accepts hereto (The Seller shall not unduly refuse) and another transaction mentioned in Article 4.1(g) has been completed simultaneously.

                        ARTICLE 7      COVENANTS
                                       ---------

        SECTION 7.1 TAXES. The Buyer shall have no obligations and responsibilities to indemnify the PACT (including its legal successor) or the Seller of any taxes and governmental charges, if any (in whatsoever nature) they have paid for reasons of this Agreement or the transaction contemplated hereby, other than those taxes and government charges required to be borne and paid by the Buyer for the transaction contemplated by this Agreement according to applicable PRC laws and regulations.

        SECTION 7.2 OBTAINING OF THE PACT'S BOARD RESOLUTIONS. The Seller agrees and undertakes that it will instruct and cause the PACT's directors it has appointed to duly approve the resolutions of the PACT's Board of Directors authorizing this Agreement and the transaction contemplated hereby in a proper manner within 5 working days after the execution and delivery of this Agreement.

        SECTION 7.3 PROCUREMENT OF GOVERNMENT APPROVALS. The Seller agrees to be responsible for applying to the competent government authorities or the relevant parties for the authorization, licenses, consents and approvals necessary or useful as listed in Section 4.1, for and on behalf of the Parties and the PACT, and undertakes that it will use its best efforts to procure such authorization, licenses, consents and approvals. The Buyer shall provide all due


          Exhibit 4.7 - Pg. 6


assistance and corporation hereto on reasonable demand by the Seller and bear the expenses of formalities for the transaction.

        SECTION 7.4 CONSUMMATION OF THE TRANSACTION. The Parties agree that the transaction contemplated hereby shall be deemed consummated on the date of the Closing set forth in Section 6.1.

        (b) Prior to the consummation, the Seller further covenants that,

                (p) it will not apply for or cause others to apply for amendment or cancellation of the approval certificate and business license of the PACT;

                (ii) it will not take any other measure or action which may influence the ownership of the Equity Interest Transferred and the performance thereof;

                (iii) it will not promise to sell or sell any or all of
                      the Equity Interest Transferred or create any and all liens, pledges, claims, and other encumbrances over the Equity Interest Transferred during the term of this Agreement;

        (b) After the consummation, the Parties agree to regard the following commitments as the binding terms and conditions to either, as well as enumerate them in the Articles of Association and relevant documents,

               (i) provided that a Party sells any or all of its Equity Interest and the related rights and benefits during the operating and existing period of PACT after consummation of the transaction contemplated hereby, the other Party shall have the prevail right to purchase. In case of third party intending to purchase 100% shares of PACT and PACT agreeing to sell, the Buyer shall not refuse the sale of its shares in the case that the purchase price is higher than the price the Buyer could offer. In the event that the Buyer refuses to sell under the aforesaid circumstance, the Seller has right to buy the Buyer's 30% share holding of PACT at current agreed price plus 50% or at the price of P/E multiple of 5.2 times (i.e. same P/E multiple of current agreed price) pre-tax profit for the latest financial year, whichever is higher;

               (ii) the PACT shall alter its registered capital with prior consent of both Parties after consummation of the transaction contemplated hereby within the permission by the laws and regulations of PRC;

               (iii) one member of the Board of Directors of the PACT shall be appointed by the Buyer after consummation of the transaction contemplated hereby. The number of members from the Seller is two or three;


          Exhibit 4.7 - Pg. 7


               (iv) the PACT will distribute at least 35% of its net profits as dividend for every financial year after consummation of the transaction contemplated hereby, unless it's forbidden by the laws and regulations of PRC;

               (v) the audit report in line with the financial status of the PACT every year will be issued by Arthur Andersen after consummation of the transaction contemplated hereby;

               (vi) the PACT and PACT ASIA will continue to employ Mr. Gerge Hayek after consummation of the transaction contemplated hereby, and his annual income obtained from both of the aforesaid companies shall be not less than USD 100,000, and salary increment needs to be approved by both Parties;

               (vii) Mr. George Hayek undertakes hereby that after consummation of the transaction contemplated hereby, he will not engage in any business activities relation to water treatment and wastewater engineering services within the territory of PRC directly or indirectly, which is through the third party, agents, setting up any business entity or otherwise;

               (viii) Provided that opportunities arise, the Buyer is
                      going to acquire another environmental engineering company, the Buyer should inform the Seller. In case that the nature of business is competitive with PACT, the Seller has right to acquire the Buyer's 30% share holding in PACT at current agreed price plus 50% (plus 10% if such acquisition takes place within 1 year after the completion date) or at price of P/E multiple of 5.2 times (i.e. same P/E multiple of current agreed price) pre-tax profit for the latest financial year, whichever is higher;

               (ix) the PACT shall provide monthly financial statements (including Income Statement, Balance Sheet and Cash Flow Statement etc.) to the Buyer after consummation of the transaction contemplated hereby;

               (x) the PACT shall provide quarterly analysis of Orders received, Sales (and Profits) and Backlog to the Buyer after consummation of the transaction contemplated hereby;

               (xi) the PACT shall not make any loan/advance to its staff, directors, shareholders or related companies without the Buyer's consent (except reasonable advance to staff for business trip);

               (xii) the directors' bonus scheme of the PACT must be approved by the Parties and the bonus scheme of employees shall be approved by the Buyer in case of anything deviated from the existing scheme (Annex 1) after consummation of the transaction contemplated hereby;


          Exhibit 4.7 - Pg. 8


               (xiii) the PACT's existing bonus scheme to Ms Xia Xiao Hong
                      (10% share of net profits) will be cancelled and the Seller has the option to transfer 10% of their shares to Ms Xia after consummation of the transaction contemplated hereby.

        SECTION 7.5 CONFIDENTIALITY. The Parties agree that during the term of this Agreement, they will, keep strict confidential this Agreement and the transaction contemplated hereby, confine the persons having access to information regarding this Agreement and the transaction contemplated hereby to the scope of their directors, senior management and others who have to know such for their performance of this Agreement, and not disclose any information hereof to any third party except for the disclosure to related parties or governmental authorities for obtaining the necessary authorizations, permits, consents and approvals contained in Section 4.1, or otherwise as required by the law. The Seller undertakes that it will cause and assure the PACT to observe the regulations hereto. Disseminating news to the public by the Buyer to comply with the Material News Requirements as stipulated by NASDAQ Regulatory Requirements will be the exception.

               ARTICLE 8       MISCELLANEOUS PROVISIONS
                               ------------------------

        SECTION 8.1 AMENDMENT AND MODIFICATION. This Agreement may be amended, modified or supplemented by a written instrument signed by the Parties.

        SECTION 8.2 WAIVER OF COMPLIANCE; CONSENTS. Any failure of the Buyer, on the one hand, or of the Seller, on the other hand, to comply with any obligation, covenant, agreement or condition contained herein may be waived in writing by the Seller or the Buyer, respectively, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any other failure.

        SECTION 8.3 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

        SECTION 8.4 PARTIES IN INTEREST. This Agreement shall be binding upon and, except as otherwise provided herein, inure solely to the benefit of each Party (including its legal successors), and nothing in this Agreement, except as otherwise set forth herein, express or implied, is intended to confer upon any other person any rights or remedies and to create for any other person any responsibilities and obligations of any nature whatsoever under or by reason of this Agreement.

        SECTION 8.5 NOTICE. Notices or other communications under this Agreement shall be made in written, and

        (i) Notices given by personal delivery shall be deemed effectively given on the date of delivery;


          Exhibit 4.7 - Pg. 9


        (ii) Notices given by mail (by registered airmail or mail with certificate, postage prepaid, which needs receipt) shall be deemed effectively given once received,

        (iii) Notices shall be deemed effectively given on the second business day following the date of delivery to a recognized courier service,

        (iv) Notices given by facsimile, Email or fax shall be deemed effectively given on the date of transmission.

      Each Party shall assure the receipt of the other party based on a common way to conduct such communication correspondence, and the address is set forth below,

        (a)     Party A:   TAMWORTH INDUSTRIAL LTD.
                -----------------------------------
                Attention:  George Hayek
                Telephone Number:  0086-13916004410
                Fax Number:  0086-21-64276210

        (b)     Party B:   EURO TECH (FAR EAST) LIMITED
                ---------------------------------------
                Attention:  T. C. Leung
                Telephone Number:  882-28755826
                Fax Number:  852-28700171

        SECTION 8.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of PRC.

        SECTION 8.7 DISPUTE SETTLEMENT. Any disputes, claims or controversies (the "Dispute") arising out of or in connection with this Agreement shall first be amicably settled by the Parties. If no such settlement can be reached within fifteen (15) days after the occurrence of the Dispute, either Party shall have the right to submit the Dispute to the China International Economic and Trade Arbitration Commission (CIETAC), Shanghai Sub-commission for arbitration pursuant to the Arbitration Law of PRC and CIETAC's arbitration rules then effective. The arbitral award shall be final and binding on both Parties.

        SECTION 8.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.


          Exhibit 4.7 - Pg. 10


        SECTION 8.9 HEADINGS. The headings of each Section under this Agreement are only for the purpose of reading convenience, and shall not be regarded as parts of the Agreement, or by any mean influence the meaning or interpretation hereto.

        SECTION 8.10 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the Parties in respect of the subject matter contained herein or therein. There are no agreements, representations, warranties or covenants other than those expressly set forth herein or therein. This Agreement supersedes all prior agreement and understandings between the Parties with respect to such subject matter.

        SECTION 8.11 ASSIGNMENT. This Agreement shall not be assigned by operation of Law or otherwise without prior written consent of the opposing Party.

        SECTION 8.12 LANGUAGE. This Agreement is being executed in both English and Chinese language versions. The two language versions shall have the same legal effect.

        SECTION 8.13 TERMINATION. Either Party has the right by 30 days notice in writing to terminate this Agreement as from the date of service of such notice in the event the other party breaches this Agreement.


        IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be signed on the date first above written.


          Exhibit 4.7 - Pg. 11




(No text on this page)


SELLER:                                 BUYER:

TAMWORTH INDUSTRIAL LTD.	 	EURO TECH (FAR EAST) LIMITED

By:  /s/ George Hayek                   By:  /s/ T. C. Leung
   ------------------------------          --------------------------------
Name:  George Hayek 			Name:  T. C. Leung
Position:  Director and Chairman        Position:  Chairman
Address: British Virgin Island          Address: 18/F Gee Chang Hong Center,
P.O. Box 957                            65 Wong Chuk Hang Road, Hongkong
Offshore Incorporation Centre
Roadtown, Totola BUI



          Exhibit 4.7 - Pg. 12